Exhibit 4.2

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”), dated as of May 2, 2017 (the “Effective Date”), is among Floor & Decor Holdings, Inc., a Delaware corporation (the “Company”), Ares Corporate Opportunities Fund III, L.P., a Delaware limited partnership (“Ares”), FS Equity Partners VI, L.P., a Delaware limited partnership (“FS Equity”), and FS Affiliates VI, L.P., a Delaware limited partnership (“FS Affiliates” and together with FS Equity, “FS”).

ARTICLE I
DEFINITIONS; RULES OF CONSTRUCTION

SECTION 1.01.                                                           Definitions.  The following terms, as used herein, have the following meanings:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.  No Person shall be deemed to be an Affiliate of another Person solely by virtue of the fact that both Persons own shares of the Company’s Capital Stock.

“Agreement” has the meaning set forth in the preamble.

“Ares” has the meaning set forth in the preamble.

“Board” means the Board of Directors of the Company.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, and any rights, warrants or options exercisable or exchangeable for or convertible into such capital stock.

“CEO Director” has the meaning set forth in Section 3.01(b).

“Common Stock” means the Class A Common Stock and Class C Common Stock, each par value $0.001 per share, of the Company.

“Company” has the meaning set forth in the preamble.

“Effective Date” has the meaning set forth in the preamble.

“FS” has the meaning set forth in the preamble.

“FS Affiliates” has the meaning set forth in the preamble.

“FS Equity” has the meaning set forth in the preamble.

“Permitted Transferee” means:

(i)            with respect to any stockholder of the Company who is a natural person, (a) such stockholder’s immediate family and (b) any trust which is for the primary benefit of such stockholder or one or more members of such stockholder’s immediate family (which shall include grandchildren), a charitable organization that is controlled by such stockholder or a community foundation which permits donor participation in directing charitable donations from charitable gifts given by such stockholder;

(ii)           with respect to any stockholder of the Company that is not a natural person, any Affiliate of such stockholder;

(iii)          to the extent such stockholder is an investment fund, (a) any Related Person of such stockholder, (b) any investor in such stockholder that receives a pro rata distribution of shares of Common Stock to all investors in such stockholder, and (c) any Person acquiring all or substantially all of the investment portfolio of such stockholder;

provided, that in any of such cases, such Permitted Transferee (i) is an accredited investor within the meaning of Regulation D under the 1933 Act and (ii) executes a Joinder Agreement in the form attached hereto as Exhibit A.

“Person” means an individual, a corporation, a general or limited partnership, a limited liability company, a joint stock company, an association, a trust or any other entity or organization, including a government, a political subdivision or an agency or instrumentality thereof.

“Related Person” means, with respect to any Person, (i) an Affiliate of such Person, (ii) any investment manager, investment partnership, investment adviser or general partner of such Person, (iii) any investment fund, investment partnership, investment account or other investment Person whose investment manager, investment adviser, managing member or general partner is such Person or a Related Person of such Person and (iv) any equity investor, partner, officer, member or manager of such Person; provided, however, that no Person shall be deemed an Affiliate of another Person solely by virtue of the fact that both Persons own shares of the Capital Stock of the Company.

“Representatives” means, with respect to any specified Person, such Person and such Person’s Affiliates, their successors and assigns and any of their respective agents, employees, stockholders, partners, members, representatives, officers, advisers and directors.

“Securities Act” means the Securities Act of 1933.

“Sponsor” means each of Ares and FS.

“Sponsor Designees” has the meaning set forth in Section 3.02(a).

SECTION 1.02.                                                           Rules of Construction.

(a)           Whenever any provision of this Agreement calls for any calculation based on a number of shares of Common Stock issued and outstanding or held by a Stockholder, the number of shares of Common Stock deemed to be issued and outstanding or held by that Stockholder, unless specifically stated otherwise, as applicable, shall be the total number of shares of Common Stock then issued and outstanding or owned by the Stockholder and its Permitted Transferees.

(b)           Any provision of this Agreement that refers to the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.”  References to numbered or letter articles, sections and subsections refer to articles, sections and subsections, respectively, of this Agreement unless expressly stated otherwise.  All references to this Agreement include, whether or not expressly referenced, the Exhibits and Schedules attached hereto.  References to a Section, paragraph, Exhibit or Schedule shall be to a Section or paragraph of, or Exhibit or Schedule to, this Agreement unless otherwise indicated.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” when used in this Agreement is not exclusive.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Any agreement, instrument, law or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein unless otherwise indicated.  References to a Person are also to its permitted successors and assigns.  In the event that any claim is made by any Person relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Person or its counsel.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Each of the parties hereby severally represents and warrants to each of the other parties as follows:

SECTION 2.01.                    Authority; Enforceability.  Such party (a) has the legal capacity or organizational power and authority to execute, deliver and perform its obligations under this Agreement and (b) (in the case of parties that are not natural persons) is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization.  This Agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with the terms of this Agreement, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or of equity).

SECTION 2.02.                    Consent.  No consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party, other than those that have been made or obtained on or prior to the date hereof, in connection with (a) the execution or delivery of this Agreement or (b) the consummation of any of the transactions contemplated hereby.

ARTICLE III
BOARD OF DIRECTORS

SECTION 3.01.                    Size and Composition.  From and after the Effective Date, unless otherwise agreed in writing by each  Sponsor that holds more than 5% of the then outstanding shares of Common Stock, (1) each of Ares and FS and their respective Permitted Transferees, so long as Ares or FS, as applicable, holds more than 5% of the then outstanding shares of Common Stock,  shall (i) vote or otherwise give its consent in respect of all shares of Common Stock (whether now owned or hereafter acquired) owned by such Person, and (ii) take all other appropriate action, and (2) the Company shall take all necessary and desirable actions (subject to any applicable securities exchange or equivalent listing requirements), including soliciting proxies in favor of, at each annual or special meeting of the stockholders of the Company called for the election of directors, and whenever the stockholders of the Company act by written consent with respect to the election of directors, to cause:

(a)           the authorized number of directors on the Board to be no more than twelve;

(b)           the election to the Board of (i) the then Chief Executive Officer of the Company (the “CEO Director”) (subject to his or her election by the stockholders of the Company), and (ii) any Sponsor Designees designated by the Sponsors in accordance with Section 3.02; and

(c)           the removal from the Board of any director elected in accordance with clause (b) above, with or without cause, (i) in the case of the CEO Director, upon the resignation or termination for any reason of such CEO Director as the Chief Executive Officer of the Company, and (ii) in the case of any Sponsor Designee, upon the written request of the Sponsor that designated such director.

SECTION 3.02.                    Sponsor Designees.

(a)           Each Sponsor shall have the right, but not the obligation, to nominate to the Board (such nominees, the “Sponsor Designees”) (subject to their election by the stockholders of the Company) that number of individuals that, if elected, will result in such Sponsor having the number of directors serving on the Board that is shown below:

(i)            five directors, so long as such Sponsor and its Permitted Transferees hold 40% or more of the then outstanding shares of Common Stock,

(ii)           three directors, so long as such Sponsor and its Permitted Transferees hold 30% or more of the then outstanding shares of Common Stock,

(iii)          two directors, so long as such Sponsor and its Permitted Transferees hold 15% or more of the then outstanding shares of Common Stock, and

(iv)          one director, so long as such Sponsor and its Permitted Transferees hold 5% or more of the then outstanding shares of Common Stock.

(b)           If any Sponsor has nominated fewer than the total number of Sponsor Designees such Sponsor is entitled to nominate pursuant to this Section 3.02, such Sponsor shall have the right, at any time, to nominate such additional number of Sponsor Designees to which it is entitled, in which case the other parties to this Agreement and the directors of the Company shall take all necessary action, as requested by such Sponsor, to (x) increase the size of the Board as required to enable such Sponsor to so nominate such additional Sponsor Designees and (y) designate such additional Sponsor Designees nominated by such Sponsor to fill such newly created vacancy or vacancies, as applicable.

SECTION 3.03.                    Committee Membership.  Each Sponsor, so long as it holds 5% or more of the then outstanding shares of Common Stock, and the Company shall take all necessary and desirable actions to cause each of the Compensation Committee of the Board and the Nominating and Corporate Governance Committee of the Board to include in its membership (a) at least one of the Sponsor Nominees designated by Ares so long as Ares holds 15% or more of the then outstanding shares of Common Stock and (b) at least one of the Sponsor Nominees designated by FS so long as FS holds 15% or more of the then outstanding shares of Common Stock, except to the extent such membership would violate applicable securities laws or stock exchange or stock market rules.

SECTION 3.04.                    Chairman; Subsidiaries.  For so long as Ares holds 30% or more of the then outstanding shares of Common Stock, the Chairman of the Board shall be a member of the Board selected by the Sponsor Nominees designated by Ares.  Except as otherwise agreed to among the Sponsors, the Company shall take all necessary action to cause the membership and chairman of the board of directors (or similar governing body) of each of the subsidiaries of the Company to be the same as that of the Board.

ARTICLE IV
MISCELLANEOUS

SECTION 4.01.                    Notices.  All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and sent to the party to which the notice, demand or request is being made at the address or facsimile number set forth on the signature pages hereof or such other address or facsimile number as such party may hereafter specify in writing in accordance with this Section 4.01; provided, that:

(a)           unless otherwise specified by Ares in a notice delivered by Ares in accordance with this Section 4.01, any notice required to be delivered to Ares shall be properly delivered if delivered to:

Ares Corporate Opportunities Fund III, L.P.

c/o Ares Management II, L.P.

2000 Avenue of the Stars, 12th Floor

Los Angeles, CA 90067

Attention:	Rachel Lee
Telephone:	(310) 201-4100
Facsimile:	(310) 201-4170

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP

2049 Century Park East, Suite 3200

Los Angeles, CA 90067

Attention:	Monica J. Shilling, Esq.
Telephone:	(310) 284-4544
Facsimile:	(310) 557-2193

(b)           unless otherwise specified by FS Equity or FS Affiliates in a notice delivered by FS Equity or FS Affiliates in accordance with this Section 4.01, any notice required to be delivered to FS shall be properly delivered if delivered to:

FS Equity Partners VI, L.P.

c/o Freeman Spogli & Co.

11100 Santa Monica Boulevard, Suite 1900

Los Angeles, CA 90025

Attention: Brad Brutocao

Telephone: (310) 444-1822

Facsimile: (310) 444-1870

with copies (which shall not constitute notice) to:

Morgan Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178-0060

Attention: Christina Edling Melendi, Esq.

Telephone: (212) 309-6949

Facsimile: (212) 309-6001

and

(c)           unless otherwise specified by the Company in a notice delivered by the Company in accordance with this Section 4.01, any notice required to be delivered to the Company shall be properly delivered if delivered to:

Floor & Decor Holdings, Inc.

2233 Lake Park Drive

Smyrna, GA 30080

Attention: David Christopherson, Esq.

Telephone: (770) 421-3723

Facsimile: (404) 393-3540

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP

2049 Century Park East, Suite 3200

Los Angeles, CA 90067

Attention: Monica J. Shilling, Esq.

Telephone: (310) 284-4544

Facsimile: (310) 557-2193

Notice shall be delivered (i) by nationally recognized overnight courier delivery for next business day delivery, (ii) by hand delivery, or (iii) by facsimile or electronic mail transmission if confirmation of transmission is received by the sender or no failure message is generated.  Legal counsel for the respective parties may send to the other party any notices, requests, demands or other communications required or permitted to be given hereunder by such party. Each such notice or other communication shall for all purposes of this Agreement be treated as effective, or as having been given, only upon receipt thereof at the address specified hereunder.

SECTION 4.02.                    Binding Effect; Benefits.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

SECTION 4.03.                    Amendment.  This Agreement may not be amended, restated, modified or supplemented in any respect and the observance of any term of this Agreement may not be waived except by a written instrument executed by each Sponsor that owns more than 5% of the then outstanding shares of Common Stock; provided, that no amendment, restatement, modification, supplement or waiver of this Agreement that adversely affects the Company shall be effective without the written consent of the Company (it being understood that requirements regarding Board and committee membership shall not be deemed to adversely affect the Company).

SECTION 4.04.                    Assignability.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto except as otherwise expressly stated hereunder or with the prior written consent of each Sponsor that holds more than 5% of the then outstanding shares of Common Stock.

SECTION 4.05.                    Governing Law; Submission to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its principles of conflict of laws.  The parties hereto irrevocably submit, in any legal action or proceeding relating to this Agreement, to the jurisdiction of the courts of the United States located in the State of New York or in any New York state court located in New York county and consent that any such action or proceeding may be brought in such courts and waive any objection that they may now or hereafter have to the venue of such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum.

SECTION 4.06.                    Waiver of Jury Trial.  Each party to this Agreement, for itself and its Related Persons, hereby irrevocably and unconditionally waives to the fullest extent permitted by applicable law all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to the actions of the parties hereto or their respective Related Persons pursuant to this Agreement or in the negotiation, administration, performance or enforcement of this Agreement.

SECTION 4.07.                    Enforcement.  The parties expressly agree that the provisions of this Agreement may be specifically enforced against each of the parties hereto in any court of competent jurisdiction.

SECTION 4.08.                    Severability.  If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.  If any of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

SECTION 4.09.                    Additional Securities Subject to Agreement.  All shares of Common Stock that any party hereto hereafter acquires by means of a stock split, stock dividend, distribution, exercise of options or warrants or otherwise (other than pursuant to a public offering) whether by merger, consolidation or otherwise (including shares of a surviving corporation into which the shares of Common Stock are exchanged in such transaction) will be subject to the provisions of this Agreement to the same extent as if held on the date hereof.

SECTION 4.10.                    Section and Other Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

SECTION 4.11.                    Counterparts.  This Agreement may be executed, including by way of electronic signature (pdf and facsimile formats included), in any number of counterparts, each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

SECTION 4.12.            Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company.

SECTION 4.13.            Further Assurances.  Each party agrees that he, she or it shall, from time to time after the date of this Agreement, execute and deliver such other documents and instruments and take such other actions as may be reasonably requested by any other party to carry out the transactions contemplated by this Agreement.

SECTION 4.14.            Specific Performance.  Without limiting or waiving in any respect any rights or remedies of the parties hereto under this Agreement now or hereinafter existing at law or in equity or by statute, each of the parties hereto will be entitled to seek specific performance of the obligations to be performed by the other in accordance with the provisions of this Agreement.

SECTION 4.15.            Complete Agreement.  This Agreement constitutes the complete agreement of the parties with respect to the subject matter hereof and supersede all prior discussions, negotiations and understandings.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Company and each Sponsor have executed this Agreement as of the day and year first above written.

FLOOR & DECOR HOLDINGS, INC.

By:	/s/ THOMAS TAYLOR
	Name:	Thomas Taylor
	Title:	Chief Executive Officer

ARES CORPORATE OPPORTUNITIES FUND III, L.P.

By: ACOF Operating Manager III, LLC, its manager

By:	/s/ RACHEL LEE
	Name:	Rachel Lee
	Title:	Authorized Signatory

FS EQUITY PARTNERS VI, L.P.

By: FS Capital Partners VI, LLC, its general partner

By:	/s/ BRAD BRUTOCAO
	Name:	Brad Brutocao
	Title:	Managing Member

FS AFFILIATES VI, L.P.

By: FS Capital Partners VI, LLC, its general partner

By:	/s/ BRAD BRUTOCAO
	Name:	Brad Brutocao
	Title:	Managing Member

Signature Page to Investor Rights Agreement